Exhibit 99.1

Mach Natural Resources LP Announces Transformative Acquisitions in the Permian Basin and San Juan Basin

OKLAHOMA CITY, Oklahoma, July 10, 2025 — Mach Natural Resources LP (NYSE: MNR) (“Mach” or the “Company”) today announced it has entered into two separate definitive agreements: one to acquire certain oil and gas assets from Sabinal Energy, LLC (“Sabinal”), and another to acquire entities owning oil and gas assets managed by IKAV Energy Inc (collectively “IKAV San Juan”).

The combined consideration for both transactions is approximately $1.3 billion, subject to customary terms, conditions, and closing price adjustments (collectively, the “Transactions”). The Transactions are expected to close during the third quarter of 2025, each with an effective date of April 1, 2025.

A conference call and webcast are planned for 8:00 a.m. CT, Thursday, July 10, 2025. Participation details can be found within this press release.

Key Highlights

▪	Attractively Priced and Immediately Accretive to Cash Available for Distribution

○	$1.3 billion aggregate purchase price represents a discount to PDP PV-10

○	Immediately accretive to cash available for distribution, while pro forma Mach maintains low leverage and a reinvestment rate below 50%

▪	Increases Scale with Permian Basin and San Juan Basin Entry

○	Nearly doubles Mach’s production, increasing from 81 Mboe/d to approximately 152 Mboe/d1

○	Increases pro forma natural gas exposure from 53% to 66%

○	Adds approximately 700,000 net acres—growing total acreage by 33% to 2.8 million acres

▪	Diversifies Asset Base Across Three Prolific Basins

○	Establishes presence in the Permian and San Juan Basins, complementing Mach’s existing Mid-Continent operations

○	Creates a balanced production portfolio with approximately 55% exposure to the Mid-Continent and approximately 45% to the Permian and San Juan Basins

○	Enhances capital allocation flexibility—supporting free cash flow optimization—across commodity cycles

○	Opportunity to deploy a rig in the San Juan Dry Gas Mancos Shale in Spring 2026 based on pricing environment

[1]	For pro forma production calculation, see table in the “Pro Forma Mach” section of this press release.

▪	Enhances Strategic Growth Platform

○	Increased scale strengthens Mach’s operational reach and ability to pursue future accretive acquisitions

○	Positions Mach as a natural consolidator in multiple basins—materially expanding the number of compelling acquisition opportunities

○	Supports a more flexible approach to future acquisitions—which aligns with Mach’s long-term commitment to value creation and unitholder returns

Tom L. Ward, Chief Executive Officer of Mach, noted, “These acquisitions are transformative for Mach. They not only strengthen our asset base but also advance the core pillars on which we’ve built the Company since our founding. With this step, we significantly enhance our scale and gain strategic multi-basin positioning, all while maintaining a resilient balance sheet. Most importantly, the transactions are expected to be immediately accretive to our cash available for distribution, underscoring our commitment to delivering long-term value to our unitholders.”

Mark Teshoian, Co-Managing Partner of Kayne’s Energy Private Equity practice, stated, “We are excited to partner with Tom and the Mach team on this transformative transaction. Our firms share a common vision of aggregating shallow-decline, free cash flowing assets and creating value through a strong commitment to equity distributions. We believe the addition of the Sabinal assets to the Mach platform will significantly enhance its long-term success and position the Company for continued consolidation in the Permian.”

Constantin von Wasserschleben, Chairman of IKAV, noted, “We are excited to transition IKAV’s San Juan assets into Mach Natural Resources and to become a significant shareholder of the Company. Mach’s strong industrial logic aligns with our long-term vision for this exceptional asset and beyond. The return of a public Company to the basin underscores the deep value and long-term potential of the asset. With our outstanding local team and the strength of Mach’s management team, we believe we can unlock even greater value in the basin. IKAV remains firmly committed to the belief that the world needs access to affordable and reliable energy.”

Mach Chairman, Founder and Managing Partner of Bayou City Energy, William W. McMullen, commented, “With these two transactions, we grew Mach’s production by 88% and we will continue to look for consolidation opportunities given our conservative balance sheet.” William W. McMullen added, “These acquisitions strengthen what is already the most attractive yield in the oil and gas space, and among the strongest yields available across the entire economy.  We also welcome the partnerships with Kayne and IKAV as we continue to generate significant returns for all of our unitholders.”

Permian Basin Entry

Mach has agreed to acquire Sabinal’s assets for an unadjusted purchase price of $500 million, subject to customary terms, conditions, and closing adjustments. Mach expects to fund the transaction with Sabinal with $300 million of equity consideration in the form of Mach common units, with the balance to be funded through a combination of cash on hand and borrowings under its Revolving Credit Facility.

The acquired Sabinal assets include approximately 130,000 net acres. First quarter 2025 average production was approximately 11 Mboe/d, of which 98% was liquids, 2% was natural gas.

San Juan Basin Entry

Mach has agreed to purchase IKAV San Juan for an unadjusted purchase price of $787 million, subject to customary terms, conditions, and closing adjustments. Mach expects to fund the transaction with IKAV San Juan with $462 million of equity consideration in the form of Mach common units, with the balance to be funded through a combination of cash on hand and borrowings under its Revolving Credit Facility.

IKAV San Juan’s assets include approximately 570,000 net acres. First quarter 2025 average production was approximately 60 Mboe/d, of which 6% liquids, 94% was natural gas.

Pro Forma Mach

Pro forma Mach will operate across three distinct regions – the Mid-Continent, Permian and San Juan basins. The combined Company will have a diversified production base of approximately 152 Mboe/d2, in addition to a total of 2.8 million net acres which will support development activity for the foreseeable future.

The standalone Mach figures below represent actual reported results for the three-month period ended March 31, 2025. Figures for Sabinal and IKAV San Juan represent actual results for the three-month period ended March 31, 2025. Details regarding the Transactions’ impact to Mach’s 2025 capital and volume guidance will be provided after closing.

	Standalone Mach	Sabinal	IKAV San Juan	Pro Forma Mach
Oil (MBbls/d)	20	10	-	30
NGLs (MBbls/d)	18	-	4	22
Natural Gas (MMcf/d)	258	2	336	596
Total Production (Mboe/d)	81	11	60	152

Commodity Mix	47% liquids / 53% gas	98% liquids / 2% gas	6% liquids / 94% gas	34% liquids / 66% gas

Financing

Total consideration for the Transactions is $1.3 billion, subject to customary terms, conditions, and closing price adjustments. Mach plans to fund the Transactions through an aggregate combination of $762 million in Mach common units and $525 million from cash on hand and borrowings under its Revolving Credit Facility.

Concurrently with closing, Mach expects its credit facility borrowing base and elected commitment will expand.

Conference Call and Webcast Information

Mach will host a conference call and webcast at 8:00 a.m. Central (9:00 a.m. Eastern) on Thursday, July 10, 2025, to discuss its announcement. Supplemental slides will be posted to the Company’s website. Participants can access the conference call by dialing 877-407-2984. A webcast link to the conference call will be provided on the Company’s website at www.machnr.com. A replay will also be available on the Company’s website following the call.

Advisors

Moelis & Company and Truist Securities are serving as financial advisors and Kirkland & Ellis is serving as legal advisor on Sabinal for Mach. Moelis & Company is serving as financial advisor and Vinson & Elkins is serving as legal advisor on IKAV San Juan for Mach.

Wells Fargo is serving as financial advisor and Haynes and Boone, LLP is serving as legal advisor for IKAV Energy Inc. RBC Capital Markets is serving as financial advisor and Vinson & Elkins is serving as legal advisor for Sabinal Energy, LLC.

About Mach Natural Resources LP

Mach Natural Resources LP is an independent upstream oil and gas Company focused on the acquisition, development and production of oil, natural gas and NGL reserves in the Anadarko Basin region of Western Oklahoma, Southern Kansas and the panhandle of Texas. For more information, please visit www.machnr.com.

[2]	For pro forma production calculation, see table in the “Pro Forma Mach” section of this press release.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Mach Natural Resources LP

Investor Relations Contact: ir@machnr.com

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release concerning future opportunities for the Company, future financial performance and condition, guidance and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, returns to unitholders assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include statements regarding the Company’s plans and expectations with respect to the Transactions and the anticipated impact of the Transactions on the Company’s results of operations, financial position, growth opportunities, reserve estimates and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on management’s current belief, based on currently available information as to the outcome and timing of future events at the time such statement was made. Such statements are subject to a number of assumptions, risk and uncertainties, many of which are beyond the control of the Company. These include, but are not limited to, the satisfaction of conditions to the closing of the Transactions, the Company’s future financial condition, results of operations, strategy and plans; the ability of the Company to realize anticipated synergies related to the Transactions in the timeframe expected or at all; changes in capital markets and the ability of the Company to finance operations in the manner expected; the effects of commodity prices; and the risks of oil and gas activities. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: commodity price volatility; the impact of epidemics, outbreaks or other public health events, and the related effects on financial markets, worldwide economic activity and our operations; uncertainties about our estimated oil, natural gas and natural gas liquids reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; the concentration of our operations in the Anadarko Basin; difficult and adverse conditions in the domestic and global capital and credit markets; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; lack of availability of drilling and production equipment and services; potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity risks; failure to realize expected value creation from property acquisitions and trades; access to capital and the timing of development expenditures; environmental, weather, drilling and other operating risks; regulatory changes, including potential shut-ins or production curtailments mandated by the Railroad Commission of Texas, the Oklahoma Corporation Commission and/or the Kansas Corporation Commission; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and our inability to re-establish their production; our ability to service our indebtedness; any downgrades in our credit ratings that could negatively impact our cost of and ability to access capital; cost inflation; the potential for significant new tariffs and their impact on global oil, natural gas and NGL markets; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and risks related to our ability to expand our business, including through the recruitment and retention of qualified personnel. Please read the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including “Risk Factors” in the Company’s Annual Report on Form 10-K and any additional subsequent reports and other documents on file with the SEC, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements.

As a result, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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